Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quanta, Inc. of our report dated April 15, 2021, relating to the consolidated financial statements of Quanta Inc. as of December 31, 2020 and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Quanta Inc’s. ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Quanta, Inc. for the year ended December 31, 2020.

/s/Weinberg & Company, P.A.
Los Angeles, California
January 14, 2022